UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 970-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Incentive Compensation Plan

On June 21, 2012, the Compensation Committee of the Board of Directors of Sangamo BioSciences, Inc. (the “Company”) adopted the Sangamo BioSciences, Inc. Incentive Compensation Plan (the “Plan”) as a performance-based cash bonus program for the Company’s executive officers. The Compensation Committee will have discretion to implement one or more performance periods under the Plan, each of a duration determined by the Compensation Committee.

Except for the initial performance period occurring in the 2012 year, within the first ninety (90) days of each performance period, the Compensation Committee will establish the specific performance and individual objectives which must be attained in order for Plan participants to receive a bonus for that performance period. For each performance and individual objective, the Compensation Committee may set threshold, target and above-target levels of attainment. The Compensation Committee will then establish for each participant dollar levels for the bonus to which he may become entitled for that performance period based on the level at which the performance and individual objectives are actually attained.

Performance objectives established under the Plan will be based on one or more of the following criteria: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified objectives in the discovery and development of the Company’s technology or of one or more of the Company’s products, (iii) achievement of specified objectives in the commercialization of one or more of the Company’s products, (iv) achievement of specified objectives in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified objectives relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, and (xxii) employee retention and recruiting and human resources management.

Individual performance objectives established under the Plan will be based on one or more of the following criteria: (i) the participant’s contribution toward the achievement of a specific Company performance objective, (ii) the contribution of the business unit or division supervised by the participant toward the achievement of a specific Company performance objective, and (iii) the Participant’s development of professional skills.

A participant will not become entitled to a bonus under the Plan for a particular performance period unless the participant remains employed by the Company through the date bonuses are paid to each participant following completion of that performance period. Following the close of the applicable performance period, the Compensation Committee will determine the actual bonus amount for each participant based on the actual levels at which the actual performance objectives are attained, and bonuses will be paid promptly following the end of the applicable performance period.

Should a change in control transaction be consummated prior to the completion of that performance period, then the performance period will terminate upon the consummation of that change in control and each participant in the Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective, however such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. In the event a participant becomes eligible to receive a severance payment, the amount of which is based in part on the Participant’s target bonus under the Plan, in connection with the participant’s cessation of service in the year in which such change in control transaction is consummated, the pro-rated bonus paid pursuant to the terms of the Plan will reduce the amount of severance payable to the participant pursuant to the terms of such employment agreement.

In the event any payment to which a participant becomes entitled under the Plan would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (the “Code”), then that payment will be subject to reduction to the extent necessary to assure that such payment will be limited to the greater of (i) the dollar amount which can be paid to the participant without triggering a parachute payment under Code Section 280G or (ii) the dollar amount of that payment which provides the participant with the greatest after-tax amount after taking into account any excise tax the participant may incur under Code Section 4999 with respect to such payment and any other benefits or payments to which the participant may be entitled in connection with any change in control of the Company or the subsequent termination of the participant’s employment.

The foregoing summary does not purport to be a complete description of the Plan and is qualified in its entirety by reference to such Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Adoption of Fiscal Year 2012 Bonus Program

Upon adoption of the Plan, the Compensation Committee re-approved the bonus program previously established by the Compensation Committee for the 2012 year and brought such bonus program under the terms and conditions of the Plan. In connection with such re-approval, the corporate performance objectives previously approved by the Compensation Committee were not changed. In addition, the amount of each executive officer’s target bonus was not changed; however, the Compensation Committee modified the bonus program for Philip Gregory, our Vice President, Research and Chief Scientific Officer and Dale Ando, our Vice President, Therapeutic Development and Chief Medical Officer in order to condition 20% of the target bonus payable to Dr. Gregory and Dr. Ando upon the achievement of the individual performance objectives.

For the performance period under the Plan coincident with the 2012 calendar year, the target cash bonus for our executive officers is as follows: Edward Lanphier II, our Chief Executive Officer, 50% of base salary; Ward Wolff, our Executive Vice President and Chief Financial Officer and Geoffrey Nichol, our Executive Vice President, Research and Development, 40% of base salary; Dr. Gregory and Dr. Ando, 30% of base salary.

For Mr. Lanphier, Mr. Wolff and Dr. Nichol, 100% of the target bonus will be earned on the basis of pre-established corporate performance objectives; for Drs. Gregory and Ando, 80% of the target bonus will be earned on the basis of corporate performance objectives and 20% of the target bonus will be earned on the basis of individual performance objectives. The Company must achieve a minimum of 70% of the corporate performance objectives for any bonuses to become payable. There is an opportunity for achievement of the corporate performance objective at a level above 100% in the event of exceptional performance; in particular, the weighting of the research objectives and corporate development objectives will exceed the indicated weighting in the event particular corporate objectives are achieved.

The corporate performance objectives and weighting for the 2012 year are as follows:

Corporate Performance Objectives	Weighting
Clinical Objectives:	30%
• Advance clinical trials of SB-728-T program in HIV/ AIDS

Development Objectives:	10%
• Advance development pipeline of preclinical ZFP Therapeutic® candidates

Business/Corporate Development Objectives:	30%
• Complete at least one ZFP Therapeutic corporate partnership
• Other organization and business development goals

Research Objectives:	25%
• Initiate and advance prioritized ZFP Therapeutic research programs

Finance Objectives:	5%
• Conclude 2012 with approximately $60 million in cash and cash equivalents excluding cash from new corporate partnerships or financing activities
Total	100%

The principal individual performance objective for Dr. Gregory is to achieve the research component of the corporate performance objectives. In addition, Dr. Gregory’s individual performance objectives relate to implementation of organizational enhancements in the Company’s research group and support of the Company’s business development group. The principal individual performance objective for Dr. Ando is to achieve the development component of the corporate performance objectives. In addition, Dr. Ando’s individual performance objectives relate to implementation of organizational enhancements in the Company’s development group and expanding technical expertise and leadership in relevant industry organizations and committees. Maximum achievement for individual performance objectives is 125% of target.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The annual meeting of the Company’s stockholders (the “Annual Meeting”) was held on Thursday, June 21, 2012 for the purposes of (i) electing seven directors to serve on the board of directors of the Company for a one-year term; and (ii) ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. There were present at the meeting, in person or represented by proxy, the holders of 42,520,565 shares of common stock, constituting a quorum. At the Annual Meeting, the stockholders elected the nominees for director listed in the proxy statement for the Annual Meeting and ratified the appointment of Ernst & Young LLP. The final vote on the proposals was recorded as follows:

Proposal No. 1: Election of Directors

Each of the nominees for director listed in the proxy statement for the Annual Meeting was elected by the votes set forth in the table below:

Director Nominees	Votes For	Votes Withheld	Broker Non-Votes
Edward O. Lanphier	17,145,461	230,122	25,144,782
Paul B. Cleveland	16,927,890	447,693	25,144,782
Stephen G. Dilly, M.B.B.S., Ph.D.	17,184,955	190,628	25,144,782
John W. Larson	16,776,449	599,134	25,144,782
Steven J. Mento, Ph.D.	17,097,502	278,081	25,144,782
Saira Ramasastry	16,891,204	484,379	25,144,782
William R. Ringo	17,092,087	283,496	25,144,782

Proposal No. 2: Ratification of Appointment of Ernst & Young LLP

The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 was ratified by the votes set forth in the table below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
41,468,178	914,179	138,208	0

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit.

Exhibit Number	Description

Exhibit 10.1	Sangamo BioSciences, Inc. Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 2012

SANGAMO BIOSCIENCES, INC.

By:	/s/ EDWARD O. LANPHIER II

Edward O. Lanphier II

President, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Sangamo BioSciences, Inc. Incentive Compensation Plan